CONFIDENTIALITY, NON-COMPETE, NON-SOLICITATION, NON-DISPARAGEMENTAND INVENTION ASSIGNMENT AGREEMENT

THIS CONFIDENTIALITY, NON-SOLICITATION, AND INVENTION ASSIGNMENT AGREEMENT

(the “Agreement”) is made and entered into as of October 2, 2017 (“Effective Date”), by and between "[______]" (“Holder”) and RCP23,LLC, a Delaware limited liability company, and each of its subsidiaries, investors, affiliates, successors or assigns (collectively, “RCP23”) and Vision Management Services, LLC, a Delaware limited liability company, and each of its subsidiaries, affiliates, successors or assigns (“Employer”) (RCP23 and Employer are hereafter, collectively, the “Company”) (Holder and Companyare hereinafter, the “Parties”). Capitalized terms used herein but not otherwise defined have the meanings set forth in the RCPFM LLC Agreement.

RECITALS

WHEREAS, the Company is engaged in the nationwide operation of medical and/or adult use cannabis cultivation, processing and retail (the “Business”);

WHEREAS, RCPFM, LLC (“RCPFM”), a Delaware limited liability company, was formed to hold all of the founding member membership units of RCP23;

WHEREAS, the Company has agreed to issue to Holder a number of Membership Units in RCPFM (collectively, the “Holder Membership Units”) pursuant to the terms of the Joinder to Limited Liability Company Agreement (“LLC Agreement”) and this Agreement;

WHEREAS, Holder has been provided a copy of the RCPFM LLC Agreement and Holder has had the opportunity to review and fully understands the RCPFM LLC Agreement and this Agreement; and

WHEREAS, as an owner of the HolderMembership Units or to become an owner of the Holder Membership Units, Holder agrees to do so in accordance with the terms of the RCPFM LLC Agreement and this Agreement.

TERMS AND CONDITIONS

NOW, THEREFORE, in addition to other good and valuableconsideration, Holder is expressly being issued a number of Membership Units, Confidential Information (as defined below in 1.3) of the Company, among other considerationin exchange for Holder agreeing to the terms of this Agreement. In consideration of the foregoing, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties hereto agree as follows:

1.
Confidentiality

1.1.
Holder acknowledges and agrees that by virtueof Holder’s affiliation and/orengagement with the Company, Holder will acquire Confidential Information (as defined below in Section 1.3) as well as special knowledge of the Company’s relationships with its investors, prospective investors, customers, prospective customers, and Holders, and that, but for Holder’semployment with the Company, Holderwould not have had access to the Confidential Information or knowledge of the relationships. As a condition precedentto the Company issuing Holder Membership Units, Holder, Holder agrees to all of the provisions of this Agreement.
1.2.
Holder agrees that both during Holder’s ownership of Holder Membership Units and thereafter, Holder will not use or disclose to any entity, association, organization or person not employed by the Company any “Confidential Information,” except where such disclosure is consented to, or approved by, the Company.
1.3.
“Confidential Information” shall include, but is not limited to: (a) valuable, competitively sensitive data and information related to the business of the Company or any of its subsidiaries including, without limitation, Trade Secrets (as defined below) that are not generally known by or readily available to the competitors of the Companyor any of its subsidiaries other than as a resultof an improper disclosure directlyor indirectly by the Holder; (b) any financial, engineering, business, planning, research, operations, services, products, technical information and/or know-how, standardoperating procedures, genetics,genetic material, organization charts,business plans, prototypes, formulas, production, marketing, pricing, sales, profit, personnel, customer, prospective customer, supplier, or other information of the Company; (c) any papers, data, records, processes, techniques, systems, models, samples, devices, equipment, customer lists, or documents of the Company; (d) any confidential information or trade secrets of any third party provided to the Company in confidence or subject to other use or disclosure restrictions or limitations, including, but not limited to the Company’s investors that includes, but is not limited to, investor information and workproduct;

and (e) any other information, written,oral or electronic, whether existing now or at some time in the future,which pertains to the Company’s business. As used in this Agreement, the term “Trade Secrets” shall mean information or data of the Company or any of its subsidiaries, including, but not limited to, technical or non-technical data, financial information, programs, devices, methods,techniques, drawings, processes, financial plans, product plans, or lists of actual or potential customers or suppliers, that: (A) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other personswho can obtaineconomic value from their disclosure or use; and (B) are the subjectof efforts that are reasonable under the circumstances to maintain their secrecy. Confidential Information does not include:(a) information properly in the public domain, or (b) information which Holder can demonstrate was in Holder’s possession prior to the date of Holder’s original ownership of Holder Membership Units with the Company, except to the extent that such information is or has become a trade secret of the Company or is or otherwise has become the property of the Company. Holder understands and acknowledges that each and every component of the Confidential Information (a) has been developed by Company at significant effort and expense is sufficiently secret to derive economic value from not being generally knownto other parties,and (b) constitutes a legitimate protectable business interest of Company. Holder further agrees and acknowledges that Company owns the Confidential Information. Holder agrees not to dispute, contest, or deny any such ownership rights either during or after Holder’s separation from the Company for whatever reason.
1.4.
Throughout Holder’s ownership of Holder Membership Units with Company and at all times thereafter: (a) Holder will hold all Confidential Information in the strictestconfidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person,and follow all Company policiesdesigned to protect the Confidential Information; (b) Holder will not, directly or indirectly, utilize, communicate, disclose, divulge, or make available to any other person or entity, any of the Confidential Information, other than: (i) as specifically required by court order,law, subpoena, regulation and/or legal process,or (ii) in the properperformance of Holder’s duties during Holder’s ownership of Holder Membership Units with Company; (c) Holder will not use the Confidential Information or any trade secrets of Company to attempt to solicit, induce, recruit, or take away any clients, customers or Holders of Company; and (d) if Holder learns that any person or entity is taking or threatening to take any actions which would compromise any Confidential Information, Holder will promptly advise Company of all facts concerning such action or threatened action.
1.5.
Holder understands that the Companydoes not wish to incorporate any unlicensed or unauthorized material into its products or services. Therefore, Holder agrees that Holder will not knowingly disclose to the Company, use in the Company’s business, or cause the Company to use, any information or material which is confidential or proprietary to any third party including, but not limitedto, any former employer, competitor or client, unless the Company has a right to receive and use such information. Holder will not incorporate into Holder’s work any materialthat is subject to the copyrights of any third party unlessthe Company has a writtenagreement with that third party or otherwise has the right to receiveand use such information. Holderfurther represents that: (a) Holder’s execution and delivery of this Agreement does not conflictwith, or resultin a breach of or constitute a default under, any agreement or contract, whether oral or written, to which Holderis a party or by which Holder may be bound; and (b) Holderis not involved in any litigation that would interfere with the performance of Holder’s duties on behalf of the Company.
1.6.
Holder understands that Holder’s obligations under this Section1 shall terminate only at such time (if any) as the Confidential Information in question becomes generally known to the public other than through a breach of Holder’s obligations under this Agreement. If Holder is requested pursuant to, or required by, any law, regulation or legal processto disclose any Confidential Information, Holder will provideCompany with writtennotice of such request or requirement as promptly as the circumstances reasonably permit and comply with any protective order or other appropriate relief Company obtains preventing or limiting any such disclosure. Holder agrees and acknowledges that Holder is also obligated to maintain trade secrets pursuant to the Delaware Trade Secret Act and any and all other state UniformTrade Secret Act, and that this Agreement does not supersedeor in any way limit the protections of such statutory protections.

2. Return of Company Property

2.1. Upon separation from the Company for whatever reason or release or divesture of ownership of Holder Membership Units, Holder will immediately deliver to Company: (a) all property of Company that is then in Holder’s possession, custody or control, including, without limitation, all keys, access cards, computer hardware (including but not limited to any hard drives, diskettes, CDs, DVDs, flash or jump drives, laptop computers and personal data assistants and the entire contentsof each such item, as well as any passwords or codes needed to access or operate effectively any such item), computer software and programs, data, materials, papers, books, files, documents, records, policies, client and customerinformation and lists, financial data, marketing information, design information, specifications and plans, data base information and lists, mailing lists, notes, and any other property or information that Holder has relating to Company(whether those materials are in paperor electronically storedform); and (b) any and all documents or other items containing, summarizing, or describing any Confidential Information, including all originals and copies, whether or not they are electronically stored.

3.
Inventions, Works, and Intellectual Property

3.1. Holder acknowledges and agrees that all inventions; genetically-engineered material; compositions and methods for making and using cannabis plants and compositions derived thereof; strains with distinctive ratios of cannabinoids; prototypes; written works, published material, ideas conceived, produced, created, or reduced to practice; personascreated; developments; derivatives and improvements; copyrights; copyright designs; trade secrets; trademarks; mask work rights; processes; discoveries; enhancements; software; source code; database rights; catalogues; prints; business applications; plans; writings; and other developments or improvements and all other intellectual property and proprietary rights and any derivative works based thereon (“Inventions”) and all works of original authorship or images that are fixed in any tangible medium of expression and all copies thereof(“Works”), whether or not copyrightable, patentable or otherwiseprotectable, which are designed, created,conceived, developed or reducedto practice, writingor publication by Holder, eithersolely or jointlywith others, duringHolder’s affiliation or ownership of Holder Membership Units with the Company, including those developed on Holder’s own time, which related to or are useful in the Company’s business (collectively, with the Inventions and Works, the “Intellectual Property”), are made and conceived for the benefit of the Company and are the exclusive property of the Company.

3.2.
Holder recognizes and acknowledges that all Works shall be done as “work made for hire” as defined and used in the CopyrightAct of 1976, 17 U.S.C. § 1, et seq., as may be amended from time to time, with the Company being considered the author for copyright purposes and the owner of the copyright and all other rights whether now known or hereafterrecognized. Holder herebywaives the benefitsof any provision of law known as the “droit moral” or any similar law or principle in any country throughout the world. To the extent that any Works are not considered “works made for hire,” Holderhereby assigns and agrees to assign to the Companyor its nominee any and all interest that Holder may have in any Intellectual Property. Holder shall promptly notify the Company or its nominee upon the design, creation or development of any and all Inventions and Works. At the Company’s request, Holder shall execute and deliver to the Company all documents or instruments that may be necessary to secure or perfect the Company’stitle to or interest in the Inventions and Works, includingbut not limitedto United Statesand foreign applications for letters of patents and extensions, continuations or reissues thereof,applications for copyrights and documents or instruments of assignments or transfer. Such obligations shall continue beyond the termination of ownership of Holder Membership Units respect to Works and Inventions designed, created or developed by Holder during the period of ownership of Holder Membership Units hereunder, and shall be binding upon Holder’s heirs, assigns, executors, administrators and otherlegal representatives. Holdershall render all assistance that the Company may require in any registration, proceeding or litigation, including at the United State Patent and Trademark Office or the United States Copyright Office, involving such Inventions or Works, without charge to the Company, other than a reasonable payment for time involved in the event Holder is no longer employed by or engaged by the Company.
3.3.
Notwithstanding the foregoing, Holder understands and acknowledges that, pursuant to the Holder Patent Act, Illinois PublicAct 83-493 (to the extentapplicable to Holder’semployment), the Companyhas informed Holder that the provisions of this Section3 will not apply to any Inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which were developed entirely on Holder’s own time, unless: (a) the Inventionrelates (i) to the businessof the Company, or (ii) to actual or demonstrably anticipated research or development of the Company; or (b) the Invention results from any work performed by Holder for the Company.
4.
Non-Competition; Non-Solicitation

4.2.
In consideration of the Holder Membership Units provided to the Holder hereunder, the Parties agree that while the Holder has ownership of Holder Membership Units with the Company and for a period of 1 year after the termination of the Holder’sownership interest (the “RestrictedPeriod”), whether voluntaryor involuntary, except during the term of Holder’s ownership interest, Holder shall not:
a.
Compete (as definedbelow) with the Companyor any of its subsidiaries.

i.
As used in this Agreement, the term “Compete” means: to own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, executive, consultant, service provider, partneror director of, or have any financialinterest in, or aid or assist anyone in the conduct of, any business, sole proprietorship, company, corporation, association, partnership or other entity that cultivates, processes or dispenses cannabis in a statein the United States were GTI operates(a “Competitor”) whetherdirectly or indirectly, or through an Affiliate.

ii.
As used in this Agreement, the term “Affiliate” means any company, corporation, association, partnership or other entity of any kind that is directly or indirectly controlled by the Holder; the term “actively seeking” shall mean any individual or entity with which the Company and/or its Affiliates have entered into a non-disclosure agreement for purposes of beginning acquisition or other types of business discussions.
iii.
Notwithstanding the foregoing, the passive ownership for investment of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a companywhose shares are traded on a publicsecurities market shallnot be deemed to violatethis Section 4.1.
b.
Contact or solicit,or direct, encourage or facilitate any person or entity to contact or solicit, any of the Company’s customers or prospective customers for the purposeof providing any products and/or services that are the same as or similar to the products and services provided by the Company (or that otherwise compete with the products and services provided by the Company) to its customers or for the purpose of otherwise interfering with the business relationships between the Company and itscustomers or prospective customers; or
c.
Contact or solicit,or direct, encourage or facilitate any person or entity to contact or solicit, any of the Company’s investors or prospective investors for the purpose of seeking an investment of any type to help or assist in developing and/or providing the products and services provided by the Company (or that otherwise compete with the products and services provided by the Company) to its customers or for the purpose of otherwise interfering with the business relationships between the Company and its investors or prospective investors; or
d.
Solicit the services of, or otherwise seek to influence or induce to leave, whether directly or indirectly, on my own behalf or on behalf of any other person or entity, any person who is a current employee of the Company (or was an employee of the Companyduring the twelvemonth period preceding such solicitation), nor solicit any of the Company’s current employees (or any individual who was an employee of the Company during the twelve month period preceding such solicitation) to terminate employment or an engagement with the Company, nor agree to hire or hire any current employee (or any individual who was an employee of the Company during the twelve month period preceding such hire) of the Company into ownership of Holder Membership Units me or any other person or entity; or
e.
Holder acknowledges and agrees that the Companyhas invested and continues to invest a substantial amount of time and money in developing its goodwill and employee and customer relations, and shares its Confidential Information with, its employees, and that the scope described above is necessary and reasonable in order to protectthe Company in the conductof its business, and to protect the legitimate interests of Company in its Confidential Information, business goodwill, customer relationships, and employee relationships. Holder further acknowledges and agrees that, if Holder breaches any of the requirements of this Agreement, the restricted periods set forth herein shall be tolled during the time of such breach.

4.2. During the Restricted Period, Holder will provide a copy of this Agreementto any person or entity that seeks or proposes to enter into any relationship with Holder that might be affected or limited by any of the provisions in those sections, including but not limited to any relationship in which Holder would be an employee, consultant, independent contractor, owner, officer, partner, principal, joint venturer, shareholder, director, member, manager, investor, agent of any such person or entity, before Holder agrees, orally or in writing, to enter into any such relationship. Holder furtheragrees that if Holder becomesemployed or otherwise engaged by anotherperson or entity duringthe Restricted Period,Holder agrees to the Companydisclosing the existence of this Agreementto such person or entity.

4.3. For purposes of this Agreement: (i) “customer” means any person or entity that purchased or otherwise acquired any type of product and/or service from the Company or is or was doing business with the Company or employee within the twelve month period immediately preceding termination of Holder’s ownership of Holder Membership Units; (ii) “prospective customer” is any personor entity contacted or solicited by the Company or Holder (whether directlyor indirectly) or who contacted the Company or employee (whetherdirectly or indirectly) within the twelve month period immediately preceding termination of Holder’s employment for the purposeof having such personsor entities becomea customer of the Company;(iii) “investor” means any person or entity that provided the Company with a monetaryor time/work contribution with the expectation of achieving a profit at any time during the Holder’s ownership of HolderMembership Units with the Company; and (iv) “prospective investor” means any person or entity that the Companysought out, approached, had discussions, or otherwise made contract for the purpose of seeking, requesting, asking for, or obtaining a monetary or time/work contribution with the Company.

5.
Disparagement

5.1. Except as may be required by law or to enforce the termsof this Agreement, during Holder period of ownership of Holder Membership Units and following the date Holder no longer has any ownership of Holder Membership Units, Holder will not make any oral or written statement to any third party (including but not limited to any currentor prospective employee, customer, supplier, or vendorof Company) that disparages Companyor any of its past or present members,directors, officers, productsor services. This prohibition appliesto any and all remarks, statements or comments made via any platform, including, but not limited to, spoken word, hard-copy paper form, newspaper, book, other written publication, electronic form, webpage, blog, text message, instant message, email, social media platform such as Facebook, Snapchat, Twitter, Instagram, Google+, or others, whether true or not. For purposes of communication via Facebook, this means making a comment in response to, sharing or “liking” another user’s comment about the Company.For purposes of Instagram, this means makinga comment on, sharing, or clicking the icon on a user’s post. For purposes of Twitter, this means replying to or re-tweeting a user’s tweet.

6.
Full Release of Claims

6.1. Holder, Holder’s representatives, heirs, executors, successors, administrators, and/or agents, both current and former (the “Releasing Parties”), unconditionally and irrevocably remise, release and forever discharge the Company of and from any and all liability, actions, claims, demands, costs, expenses (including but not limited to attorneys’ fees, mediation expenses, arbitration expenses, and other costs of litigation or dispute resolution), damages,causes of action (whether at law, equityor otherwise), suitsor obligations of any nature,whether statutory, contractual or tortious, whetherknown or unknown,foreseen or unforeseen, accrued or hereafteraccruing, which the Releasing Parties, have ever had, now have or may have in the future against the Company arising at anytime up to the Effective Date, including, without limitation of the foregoing general terms, any claim arising out of Holder’s ownership of Holder Membership Units the Company, employment with the Company, any occurrence, claim, allegation or relationship from or with the Company. In the event Holder files a charge, claim or lawsuit against the Company that alleges a claim released in this Section 6, the Company shall be entitled to all reasonable attorneys’ fees and costs incurred responding to Holder’s charge, claim or lawsuit.

6.2. Nothing in this Agreement is intended to or shall interfere with Holder’s right to participate in a proceeding with any appropriate federal, state, or local government agency enforcing employment laws, including, but not limited to the EqualEmployment Opportunity Commission (“EEOC”) or any comparable administrative state agency that enforces employment laws, nor shall this Agreement prohibit Holder from cooperating with any such agency in its investigation, but to the extent Holder does bring/file any such charge, claim or lawsuit concerning claims released in Section 6.1, the Holder’s monetaryrecovery is limited to the remuneration provided to Holder as consideration to this Agreement.

7.
Damages

7.1. It is agreed that any breach of any of the covenants contained in this Agreement will result in irreparable harm and continuing damages to the Company and its businessand that the Company’s remedyat law for any such breach will be inadequate and, accordingly, in addition to any and all other remedies that may be available to the Company,any court of competent jurisdiction may issue a decree of specific performance or issue a temporary and permanent injunction, without the necessity of the Companyposting bond or furnishing other security and without proving special damages or irreparable injury.

8.
Mediation and Mandatory Binding Arbitration

8.1. The Parties believe that if a dispute related to anything covered in this Agreement, Holder’s employment (or former employment), or Holder’s ownership of Holder Membership Units arises, it is in the best interest of both the Holder and the Company to resolve the dispute without litigation. Accordingly, to provide for more expeditious resolution of any and all Holder’s controversies, claims, or disputes with anyone (including the Company and any Holder, employee, officer, director, member, or benefit plan of the Company in their corporate capacity or individual capacity) arising out of, relating to, or resulting from Holder’s employment or separation therefrom, Holder’s ownership of Holder Membership Units the Company, termination of ownership of Holder Membership Units the Company and/or anything covered in this Agreement or any other agreement between the Holder and the Company shall be subject to mandatory mediation, and, if necessary, mandatory binding arbitration under the procedure set forth below. Disputes that will be mediated and (if necessary) arbitrated include any and all Covered Claims (defined below in Section 8.3).

8.2. In agreeing to submit certainemployment and contractdisputes for resolution by mediation and (if necessary) arbitration, Holder acknowledges that this Agreement is given in exchange for rights to which Holder is not otherwise entitled. In exchange for Holder’s agreement to submit these disputes to mediation and (if necessary) arbitration as the exclusive forum for resolving employment and contract disputes covered by this Agreement, the LLCAgreement, and any subjects coveredby any agreement between Holderand the Company.As such, the Parties shall be precluded from bringingor raising in court or another forum any disputethat was or could have been brought or raised under the procedures set forth in this Agreement.

8.3. “Covered Claims” include all legally-protected contract and/or employment-related claims, excluding Excluded Claims (defined below in Section 8.14), that the Holder may have or in the future may have against the Company, its officers, directors, employees, members or benefit plan of the Company in their corporate or individual capacity), which arise out of or related to the Holder’s ownership of Holder Membership Units; employment, including hire, and separation from ownership of employment and all legally-protected employment- related claims that the Company has or in the future may have against the Holder, including, but not limitedto, claims of employment discrimination or harassment, if protected by applicable federal,state or local law, and retaliation for raising discrimination or harassment claims; whistleblower; failure to pay wages, bonuses or other compensation; tortious action, including interference; retaliatory and/or constructive discharge; breach of an express or implied contract; promissory estoppel; unjust enrichment; negligent or intentional infliction of emotional distress; breach of contract, and violations of any the common law, federal, state,or local statute,ordinance, regulation or public policy, including claims for wrongful termination in violation of public policy,including, but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1991, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, The Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Equal Pay Act of 1963, Section 1981 of the Civil Rights Act, and any and all comparable state employment laws. This mandatory mediation and arbitration provision also includes claims arising from the subject covered in this Agreement, the LLC Agreement, and any and all subjectscovered in any other agreement between the Holderand the Company. This mediation and mandatory binding arbitration provision does not includeExcluded Claims, or claims that cannot be arbitrated by law. Covered Claims may only be pursued on an individual basis and Holder waives the right to participate in or receive money or any other relief from any class action, collective action or representative proceeding.

8.4. As a prerequisite for submitting Covered Claims to mediation and (if necessary) arbitration, Holder agrees to make good faith efforts at resolving any dispute internally on an informal basis through the Company’s management channels appropriate to that particular dispute. Specifically, prior to movingfor mediation, Holdermust contact "[_______________]" for resolving the dispute informally. Only when those internal effortsfail Covered Claimsmay be submitted to mediation and (if necessary) final and binding arbitration under the terms of the procedure set forth herein.

8.5. If efforts at informal resolution fail, disputes concerning Covered Claims must first be submitted for non-binding mediation before a neutral third party mediator. Mediation is an informal process where the Parties to a dispute meet in an attempt to reach a voluntary resolution, using the third party as a facilitator/mediator. Mediation shall be conducted and administered by the American Arbitration Association (“AAA”) under its Mediation Rules, which are incorporated herein by reference.

8.6. If the matterdoes not resolvein mediation, eitherthe Company or the Holdermay submit the dispute for resolution by final bindingconfidential arbitration. The arbitration shall be conducted under the AAA’s Rules for Commercial Disputes (the “Rules”), which includes the joint selection of an impartial arbitrator and for the hearing of evidencebefore the arbitrator, with the additional proviso that the arbitration be conducted on a confidential basis. The arbitrator shallhave the power to decide any motionsbrought by any party to the arbitration, including discovery motions, motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The arbitrator shall issue a written decision on the merits. The arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. The arbitrator shall administer and conduct any arbitration in a mannerconsistent with the rules set forth aboveand that to the extentthat the Rules conflictwith this contractual requirement, the Rules shall take precedence over this contractual requirement. The burden of proof at an arbitration shall at all times be on the party seeking relief. In reaching a decision, the arbitrator shall apply the governing substantive law applicable to the claims, causes of action and defenses asserted by the parties as applicable in the state of Delaware. The arbitrator shall have the power to award all remedies that could be awarded by a court or administrative agency in accordance with the governing and applicable substantive law.

8.7. Arbitration under this Agreement will occur in Chicago, Illinois, unless otherwise agreed upon by the Holder and the Company.

8.8. Information about the AAA is available from its website www.adr.org. Holder may contact the AAA directly at 1-800-778-7879. To initiate arbitration, Holder must sent a written demand for arbitration to any office of the AAA (or if another mutually acceptable arbitrator has been agreed upon to the office of such other arbitrator). Holder submitting the demand for arbitration must also simultaneously send a copy of the written demand for arbitration to the Company pursuant to the electronic notice requirements set forth in Section 8.4. Both of the following must be included in the demand for arbitration:

(A) A statement of the natureof the dispute, including the alleged omissionor act at issue, the names of the parties involved in the dispute, the amount in controversy, if any, the remedy sought to resolve the issue (including the dollar amount, if any), the mailing address for future correspondence and the legal counsel, if any, and

(B) Any required filing fee. If a covered claim is filed by the Holder or former Holder, the filing fee is $100 payableby check, money order or any other methodof payment permitted by the AAA (or another mutually acceptable arbitrator). If the filing required by the state or federal court in which the covered claim could have been brought is less than $100, the Company will refund Holder the difference within thirty calendar days of receiving notice of payment. Any demand received by the AAA (or another mutually acceptable arbitrator) that is not accompanied by the required filing fee will be returned.

8.9. Section 9.9 sets forth the time limitation requirement for commencing mediation and (if necessary) following arbitration. Nothingin this Agreementreleased the Holderor the Company from any obligation to comply with timely filing requirements under applicable federal law. Thus, whether or not the Holder chooses to file withan administrative agency, the demand for mediation, whichmay result in arbitration, must be noticedto the Company as set forth in Section8.4 within the time periodset forth in Section 9.9. Nothing in this Agreementis intended or should be construed to shorten or extend the filing period required for exhaustion of administrative remedies under federal law.

8.10. All ordinary and reasonable administrative expenses of the arbitration, including the fees for a single arbitrator, hearing room expenses, travel expenses of the arbitrator, the AAA representatives (if applicable), and any witnesses produced at the arbitrator’s specific request and not otherwise called by a part, will be paid for equally by the Parties. The fees and expenses of any witness, expert, consultant interpreter, and others retained or consulted by a party shall be paid by the party requiring the presence of such persons, subject to applicable law. Nothing in this Agreement is intended or should be construed to require Holder or former Holder to bear any type of expense that they would not otherwise bear if the Holder were to litigate a Covered Claim in a court of law.

8.11. Except as provided by the Rules, law, and/or this Agreement, mediation and (if necessary) arbitration shall be the sole, exclusive and final remedy for any dispute between Holder and the Company. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or requirethe Company to adopt a policy not otherwise requiredby law which the Company has not adopted.

8.12. Judgment upon the award renderedby the arbitrator may be entered in any court having jurisdiction. The award may be vacated or modified only on the grounds specified in the Delaware Uniform Arbitration Act or other applicable law.

8.13. In addition to the right under the AAA rules to petition the court for provisional relief, any party may also petition the court for injunctive relief where either party allegesor claims a violation of this Agreement. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorney’s fees.

8.14. Under no circumstances will Holder be retaliated against in any way for invoking this Section 8 in good faith to seek the resolution of a dispute.

8.15. Holder is not prohibited from pursuing the following claimsthat are not subject to arbitration under this Agreement (each an “Excluded Claim”): (1) any criminal complaint or proceedings; (2) any claims covered by state unemployment insurance, state or federaldisability insurance, and/orstate workers’ compensation benefit laws, except that claims for retaliation pursuant to these laws shall be subject to arbitration under the terms of this Agreement requirement, (3) any claim under the National Labor Relations Act; (4) claims for benefits under a plan that is governed by the HolderRetirement Income SecurityAct of 1974; (5) and an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment, Illinois Human RightsCommission, Delaware Human Relations Commission, the EEOC and similar stateagencies. However, they may not pursue court action subsequent to and/or regarding any such claim. This does not preclude the individual from filing an administrative claim or charge with the EEOC and/or state and local human rights agencies to investigate alleged violations of laws enforced by the EEOC or those agencies. However, the Holder understands that that Holder is not required to initiate an administrative proceeding before pursuing a Covered Claim under this Agreement. In the event Holder files such an administrative proceeding, Holder understands that Holder cannotpursue Covered Claimsunder this Agreement withoutfirst exhausting all required administrative remedies, such as obtain a right to sue noticefrom the EEOC in order to arbitrate federaldiscrimination claims that require such a notice.By responding to administrative agencies, the Company does not waive its right to enforce its arbitration rights under this Agreement or its right to arbitration and the arbitrator shall treat a decision of an administrative agency in the same manner as it would be treated by a court of law.

8.16. This Agreement sets forth the complete agreement of the Parties on the subject of mediation and arbitration of the Covered Claims defined above and supersedes any prior or contemporaneous oral or written understanding on these subjects. No party is relying on any representations, oral or written,on the subject or the effect, enforceability or meaning of this Agreement, except as specifically set forth in this Section 8.

9.
Miscellaneous

9.1. Nothing contained in this Agreement creates any right of employment or limits or restricts the Company’s or Holder’s right to terminate Holder’s employment at any time in the event the Holder is employed at- will (as nothing in this Agreement should be or is to be construed as changing the at-will nature of the Holder’s employment) or via the terms of Holder’s employment agreement, if one exists.

9.2. Holder also acknowledges and agrees that Holder has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, withoutlimitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

9.3. It is the intention of the Partiesthat all provisions of this Agreement be enforced to the fullestextent permitted by law. If any provision of this Agreementshall be found invalid or unenforceable for any reason,in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to renderthe same validand enforceable, or shall be deemed excisedfrom this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be. This Agreement contains the entire understanding and agreement between the Parties with respect to this subject matter, and supersedes all prior oral and written agreements, if any, between us with respect to that subject matter. Holder understands and acknowledges that the Company’s rights under this Agreement shall inure to the benefitof any of its successors and/or assigns, and Holder shall continue to be bound by the terms hereof with any of the Company’s successors and/or assigns.

9.4. Any failure by the Company to enforce any part of this Agreement at any time shall in no way affect the Company’s right to enforce the same at a later time. No waiver by the Company of any provision in this Agreement, or of any breach of any such provision, shall be effective unless in writing and signed by an officer of the Company, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such provision or breach in other instances or a waiverof any other provision or breach of any other provision or covenant.

9.5. The validity, construction, and interpretation of this Agreement and the rights and duties of the parties to it shall be governed by the laws of Delaware. Any actions or proceedings instituted under this Agreement with respect to any matters arising under or related to this Agreement, any agreement(s) between Holder and the Company, and any matters regarding Holder’s ownership of Holder Membership Units with the Company, employment with and/or other contracts with the Company must be mediated and (if necessary) arbitrated. To the extent an injunction is necessary to prevent or respond to breach of this Agreement or any other agreement between Holder and the Company, said equitable suit, shall be brought and tried only in an Illinois state court or the United States Northern DistrictCourt for Illinois(if diversity or federal questionjurisdiction exists) exceptthat the Company, in its sole election and discretion, can bring suit in any jurisdiction in which Holder may be in violation of the Agreement. Holder consents to the personal jurisdiction of the state courts of Illinois, the United States Northern District Court for Illinois, or any other jurisdiction in which the Company has the right to bring suit and expressly waives any right to cause any such actions or proceedings to be brought or tried elsewhere. Holder further agrees to waive any right Holder otherwise may have to a trial by jury in any action to enforce the terms of this Agreement.

9.6. The Holder acknowledges that the Company’s remedy at law for a breach by Holder of the provisions of Sections 1 and 4 will be inadequate. Accordingly, in the event of a breach or threatened breach by the Holder of any provision of Sections 1 and 4, the Companyshall be entitlednot to make payments that would otherwise be due to the Holder hereunder (except for unpaid amounts that accrued prior to the occurrence of any such breach or threatened breach) and to seek injunctive relief in additionto any other remedy it mayhave. If any of the provisions of, or covenants contained in, Sections 1 and 4 are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction.

9.7. HOLDER’S EMPLOYMENT WILL BE “AT-WILL” AND THE COMPANY AND THE HOLDER RETAIN THE RIGHT TO TERMINATE THE EMPLOYMENT RELATIONSHIP AT ANY TIME

WITHOUT CAUSE AND WITHOUT LIABILITY, EXPENSE OR SEVERANCE UNLESS OTHERWISE PROVIDED BY WRITTEN CONTRACT BETWEEN THE PARTIES.

9.8. Following any termination of Holder’s ownership of Holder Membership Units the Company, Holder shall fully cooperate with the Companyin all matters relating to the windingup of Holder’s pendingwork on behalf of the Company and/or any of the Company’s customers, prospective customers, investors, and prospective investors and the orderly transfer of any such pending work to other Holder or agent of the Company as may be designated. If requested by the Company,Holder shall participate in a termination interview for the purpose of discussing the variousrights and responsibilities of the Companyand/or any of the Company’s customers or investors subsequent to Holder’s separation from employment with the Company.

9.9. LIMITATION OF TIME TO BRING ACTION. Holder agrees that any claim arising out of Holder’s ownership of Holder Membership Units, employment, breach of this Agreement (including request for arbitration) with Company, breach of the RCPFM LLC Agreement, and/or any agreement with the Company must be filed no more than 300 days of the date of the employment action,breach, threatened breach, or right of action that is the subject of Holder’s claim(s). While Holder understands that the statute of limitations for claims arising out of a breach, an employment or commercial action may be longer than 300 days, Holder agrees to be bound by the 300-day period of limitations set forth herein, and specifically agrees to waive any statuteof limitations to the contrary.This means that any request for mediation, which would thereafter trigger the mandatory binding arbitration in the event mediation is not successful, must be commenced within 300 days of the employment action, breach, threatened breach, or right of actionthat is the subject of Holder’s claim(s).

9.10. The rights and obligations of the Holder and the Company under Sections 1, 2, 3, 4, 5 and 8 shall survive the termination of this Agreement.

9.11. Holder has voluntarily signed this Agreement after determining that the provisions contained in this Agreement are of a material benefit to Holder, and that the duties and obligations imposed on Holder are fair and reasonable and will not prevent Holder from earning a comparable livelihood following the termination of Holder’s ownership of Holder Membership Units the Company.Holder has carefully reviewed and fully understands the terms of this Agreement and has considered its benefits and consequences. Holder has also had adequate opportunity to review this Agreement with an attorney of Holder’s choice.

9.12. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. Itis the express intentof the parties hereto to be boundby the exchange of signatures on this Agreement via facsimileor electronic mail via the portable document format (PDF).

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CAUTION - READ BEFORE SIGNING; THIS IS A BINDING LEGAL DOCUMENT. BY SIGNING BELOW, THE EMPLOYEE AGREES THAT THE EMPLOYEE VOLUNTARILY AND KNOWINGLY ENTERED INTO THIS AGREEMENT AGREEING TO BE BOUND BY ALL OF ITS TERMS AND CONDITIONS. EMPLOYEE UNDERSTANDS THAT THERE IS A MEDIATION AND MANDATORY AND BINDING ARBITRATION PROVISION CONTAINED INTHIS AGREEMENT, THAT EMPLOYEE JS RELEASING CERTAIN RIGHTS THAT MAY HAVE ACCRUED PRIOR TO THE DATE OF THIS AGREEMENT, AND THAT THERE IS A 300-DAY TIME LIMITATION FOR EMPLOYEE TO BRING CERTAIN CLAIMS THAT ARE COVERED UNDER THIS AGREEMENT, ANY AGREEMENT BETWEEN THE EMPLOYEE AND THE COMPANY, INCLUDING BUT NOT LIMITED TO, AND ANY EMPLOYMENT-RELATED CLAIMS.

RCP 23, LLC

By: _____________________

Name: ___________________

Title: ____________________

Date: ____________________

VISION MANAGEMENT SERVICES, LLC

By: _____________________

Name: ___________________

Title: ____________________

Date: ____________________

Employee

By: _____________________

Name: ___________________

Date: ____________________